UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This supplemental information amends and supplements the definitive proxy statement (Proxy Statement) filed by Sempra on March 28, 2025 relating to the company’s annual meeting of shareholders to be held on May 13, 2025 (the Annual Shareholders Meeting).

The company is providing this supplemental information solely to update the biography of Jennifer M. Kirk, a director who is standing for election to the company’s Board of Directors at the Annual Shareholders Meeting, to reflect a forthcoming change in her employment. Ms. Kirk has resigned from her position as Senior Vice President, Global Controller and Chief Accounting Officer of Medtronic, Inc., a subsidiary of Medtronic plc, to become the Chief Executive Officer of Exubrion Therapeutics, a private veterinary therapeutics company focused on the treatment of canine osteoarthritis, effective in May 2025. Ms. Kirk also recently joined the Board of Directors of Exubrion Therapeutics.

Important Information

This supplemental proxy material should be read in conjunction with the Proxy Statement, including the rest of Ms. Kirk’s biography on page 29 of the Proxy Statement. This supplemental proxy material does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the section in the Proxy Statement titled “About the Annual Shareholders Meeting and Voting” under question 10 “May I change or revoke my vote?” for instructions on how to do so.